EXHIBIT 12(A)-1


          TXU EUROPE LIMITED
          (SUCCESSOR COMPANY)
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          (L MILLION, EXCEPT RATIOS)


                                            PERIOD FROM    PERIOD FROM
                                             FORMATION      FORMATION
                                              THROUGH        THROUGH
                                            DECEMBER 31,    MARCH 31,
                                                1998           1999
                                           --------------  ------------

           EARNINGS:
            Net income/(loss)                        77           126
            Add: Minority income                     11            21
                 Income tax expense                  67           106
                 Fixed charges (see                 281           369
                  detail below)
            Less: Interest capitalized               (4)           (5)
                                             ----------     ---------
              Total earnings                        432           617
                                             ----------     ---------

           FIXED CHARGES:
            Interest expense                        269           356
            Add: Interest capitalized                 4             5
                 Rentals representative               8             8
                  of the interest factor     ----------     ---------

              Total fixed charges                   281           369
                                             ----------     ---------
           RATIO OF EARNINGS TO FIXED               1.5           1.7
           CHARGES                           ==========     =========




                                            PERIOD FROM
                                             FORMATION      SIX MONTHS
                                              THROUGH         ENDED
                                           JUNE 30, 1998  JUNE 30, 1999
                                          --------------  -------------

           EARNINGS:
            Net income/(loss)                        10            76
            Add: Minority income                      3             9
                 Income tax expense                   9            56
                 Fixed charges (see                  50           173
                  detail below)
            Less: Interest capitalized               (2)           (5)
                                             ----------     ---------
              Total earnings                         70           309
                                             ----------     ---------

           FIXED CHARGES:
            Interest expense                         44           166
            Add: Interest capitalized                 2             5
                 Rentals representative               4             2
                  of the interest factor     ----------     ---------

              Total fixed charges                    50           173
                                             ----------     ---------
           RATIO OF EARNINGS TO FIXED               1.4           1.8
           CHARGES                           ==========     =========